Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-10017, 333-58403, 333-49916 and 333-101894; and Form S-3, Nos. 333-96905, 333-82426, 333-111657, and 333-112822) pertaining to the ACT Teleconferencing, Inc. Stock Option Plans and the 2002 Performance Incentive Plan, and the issuance of stock by ACT to certain investors and the resale of certain shares of ACT stock by selling security holders, of our report dated March 9, 2003, with respect to the consolidated financial statements and schedules of ACT Teleconferencing, Inc. included in the Annual Report (Form 10-K) at December 31, 2003.

/s/ ERNST & YOUNG LLP

Denver, Colorado

April 14, 2004